Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
     We have issued our report dated April 14, 2009, with respect to the financial statements of VSS-Cambium Holdings, LLC as of and for the year ended December 31, 2008 contained in the Registration Statement and Prospectus of Cambium-Voyager Holdings, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Boston, Massachusetts
August 3, 2009